Exhibit 99

                                                                    NEWS RELEASE


                              FOR IMMEDIATE RELEASE


                                                For Further Information Contact:
                                                        Donald R. Head, Chairman
                                                       Capital Title Group, Inc.
                                                                  (602) 483-8868
                                                                  Rudy R. Miller
                                                                Chairman and CEO
                                                                The Miller Group
                                                                  (602) 225-0504


           CAPITAL TITLE GROUP SIGNS DEFINITIVE MERGER AGREEMENT WITH
                NATIONS HOLDING GROUP HEADQUARTERED IN CALIFORNIA


PHOENIX, ARIZONA, June 12, 2002 -- Capital Title Group, Inc. (Nasdaq: CTGI) -- a leading regional provider of title insurance and real estate-related services, announced today it has signed a definitive merger agreement with privately owned Nations Holding Group, headquartered in Los Angeles, California (Nations). Nations' primary operating units are United Title Company, United Title
Insurance Company and First California Title Company. Under the terms of the agreement, approved by the Board of Directors for each company, Capital Title will acquire all of the outstanding shares of Nations for $35 million in a combination of approximately $18 million in cash and approximately $17 million in preferred stock. The $35 million purchase price is subject to increase or decrease by an amount equal to 50% of the change in Nations' book equity from December 31, 2001 to the closing of the transaction. Comerica Bank has issued a commitment letter to Capital Title of up to $14 million under a seven-year term loan to assist in the financing of this transaction, and a $3 million revolving line of credit. The credit facility commitments contain certain covenants and conditions normally included in transactions of this nature. Nations, which will become a wholly-owned subsidiary of Capital Title, had audited revenue of $70.6 million and net income of $4.4 million in 2001. The closing is subject to Capital Title obtaining regulatory approvals and customary closing conditions. The transaction is currently anticipated to close during the third or fourth quarter of 2002.

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Nations'  principal  operating  subsidiaries,  United Title Company  operates 28 offices in Southern California and First California Title Company serves Alameda and Contra Costa counties (in the San Francisco Bay area) through 7 offices. Both United Title Company and First California Title Company provide title and escrow services and are policy issuing agents of United Title Insurance Company
(UTIC), Nations' wholly-owned title insurance underwriter. UTIC is currently licensed as a title insurance underwriter in the states of California, Arizona and Nevada. In addition, Nations operates Shatto Exchange Services, Inc., which handles real estate exchange transactions and Shatto Information Systems, Inc., which provides technology services. Nations also has an 80% ownership interest in AdvantageWare, Inc., a software provider and application service provider
(ASP) serving the title and escrow industry as well as governmental agencies.

Commenting on the transaction, Donald R. Head, Chairman of the Board, President and Chief Executive Officer of Capital Title Group said, "The combination of Nations with Capital Title will create a major regional player in the Western United States employing in excess of 1,500 employees. The merger will appreciably advance our significant investment in the California market, particularly in Southern California, the most highly concentrated area of Nations' operations. We currently anticipate this acquisition will more than double Capital Title's revenue and that the combined companies will be accretive to earnings within the first year. Operational synergies are added benefits anticipated to increase the bottom line.

"In addition," Head continued, "one of the key components of this corporate marriage is Nations' title insurance operations that will provide a new source of revenue for Capital Title. As a licensed title insurance company, it will enable us to capture a major portion of the insurance premiums Capital Title currently places with other title insurance carriers.

"Henri J. Van Hirtum, Chief Executive Officer, and Jerome (Jerry) M. Smolar, Chief Operating Officer, along with their senior management team will play key leadership roles in the continued growth of Nations. We believe together we can better serve our customers and look forward to welcoming the very capable employees of Nations to the Capital Title family," Head concluded.

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Henri  J. Van  Hirtum,  Chief  Executive  Officer  of  Nations  stated,  "We are delighted Nations will become a part of Capital Title with Nations' management team remaining in place. With the same successful team, we can assure our customers they will continue to receive the attention and quality care we have provided over the years. Capital Title's public company status and its access to capital markets will enhance the growth of Nations as a member of the Capital Title family."

Miller Capital Corporation - a part of The Miller Group - acted as merger and acquisition advisor to Capital Title Group.

Headquartered in Phoenix, Arizona, Capital Title Group, Inc. is a regional title insurance agent with 68 offices representing five title insurance companies and also offers real estate-related services for residential and commercial customers through its wholly owned subsidiaries, Capital Title Agency in Arizona with 37 branch operations and New Century Title Company in California with 31 branches located strategically in major markets.


     Visit   the    company's    web   sites    www.capitaltitlegroup.com    and
     www.newcenturytitle.com

     Certain statements contained herein with respect to factors which may affect future earnings, including management's beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from those expressed or implied by such forward-looking statements contained herein. The company assumes no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances. For more details on risk factors, see the company's annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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